EXHIBIT 99.1
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                                  NESTOR, INC.

    SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER THE PRIVATE SECURITIES
                         LITIGATION REFORM ACT OF 1995

                 CERTAIN CAUTIONARY STATEMENTS AND RISK FACTORS

Nestor, Inc. and its subsidiaries (collectively, the Company) or their representatives from time to time may make or may have made certain forward-looking statements, whether orally or in writing, including without limitation, any such statements made or to be made in the Management's Discussion and Analysis contained in its various SEC filings, in press or other written releases, or orally in conferences or teleconferences. The Company wishes to ensure that such statements are accompanied by meaningful cautionary statements, so as to ensure to the fullest extent possible the protections of the safe harbor established in the Private Securities Litigation Reform Act of 1995.

ACCORDINGLY, THE FORWARD-LOOKING STATEMENTS ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO AND ARE ACCOMPANIED BY THE FOLLOWING MEANINGFUL CAUTIONARY STATEMENTS IDENTIFYING CERTAIN IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENTS.

This list of factors is likely not exhaustive. The Company operates in a rapidly changing and evolving business involving electronic commerce and payments, and new risk factors will likely emerge. Management cannot predict all of the important risk factors, nor can it assess the impact, if any, of such risk factors on the Company's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those in any forward-looking statements.

ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT FORWARD-LOOKING STATEMENTS WILL BE ACCURATE INDICATORS OF FUTURE ACTUAL RESULTS AND IT IS LIKELY THAT ACTUAL RESULTS WILL DIFFER FROM RESULTS PROJECTED IN FORWARD-LOOKING STATEMENTS. SUCH DIFFERENCES MAY BE MATERIAL.


NESTOR HAS A HISTORY OF LOSSES AND MAY INCUR LOSSES IN THE FUTURE.

We have a history of net losses. For the years ended December 31, 2002, 2001, 2000, 1999 and 1998, our net losses have been approximately $12,634,000, $1,565,000, $2,994,000, $837,000 and $5,263,000, respectively. We expect to incur continuing losses for the foreseeable future due to significant research and development, product delivery, marketing and general and administrative expenses, which losses could be substantial. As a result, we will need to generate significantly higher revenue to achieve profitability, which we may be unable to do. Even if we do achieve profitability, we may not be able to sustain or increase our profitability in the future.

NESTOR WILL NEED ADDITIONAL FINANCING, WHICH MAY BE DIFFICULT TO OBTAIN AND MAY RESTRICT OUR OPERATIONS AND DILUTE YOUR OWNERSHIP INTEREST.

We will need to raise additional funds in the future to fund our operations, deliver our products, to expand or enhance our products and services or to respond to competitive pressures or perceived opportunities. We cannot make any assurance that additional financing will be available on acceptable terms, or at all. If adequate funds are not available or not available on acceptable terms, our business and financial results may suffer.

If we raise additional funds by issuing equity securities, further dilution to our then existing stockholders will result and the terms of the financing may adversely affect the holdings or the rights of such stockholders. In addition, the terms and conditions of debt financing may result in restrictions on our operations. We could be required to seek funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, product candidates or products which we would otherwise pursue on our own.

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FLUCTUATIONS  IN OUR  RESULTS OF  OPERATIONS  MAKE IT  DIFFICULT  TO PREDICT OUR
FUTURE PERFORMANCE AND MAY RESULT IN VOLATILITY IN THE MARKET PRICE OF OUR COMMON STOCK.

Our quarterly operating results have fluctuated in the past and may fluctuate significantly in the future. Most of our expenses are fixed in the short-term, and we may not be able to reduce spending quickly if our revenue is lower than expected. In addition, our ability to forecast revenue is limited. As a result, our operating results are volatile and difficult to predict and you should not rely on the results of one quarter as an indication of future performance. Factors that may cause our operating results to fluctuate include the risks discussed in this section as well as:

     o    costs related to customization of our products and services;

     o the planned expansion of our operations, including opening new offices, and the amount and timing of expenditures related to this expansion;

     o announcements or introductions of new products and services by our competitors;

     o    software defects and other product quality problems;

     o the discretionary nature of our clients' purchasing and budgetary cycles;

     o the varying size, timing, and contractual terms of orders for our products and services; and

     o    the mix of revenue from our products and services.

It is likely that in some future quarters our operating results may fall below the expectations of securities analysts and investors. In this event, the market price of our common stock could fall significantly.

IF WE LOSE OUR KEY PERSONNEL OR ARE UNABLE TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL, OUR OPERATIONS WOULD BE DISRUPTED AND OUR BUSINESS WOULD BE HARMED.

We believe that the hiring and retaining of qualified individuals at all levels in our organization will be essential to our ability to sustain and manage growth successfully. Competition for highly qualified technical personnel is intense and we may not be successful in attracting and retaining the necessary personnel, which may limit the rate at which we can develop products and generate sales. We will be particularly dependent on the efforts and abilities of our senior management personnel. The departure of any of our senior management members or other key personnel could harm our business.

OUR SALES CYCLES VARY SIGNIFICANTLY WHICH MAKES IT DIFFICULT TO PLAN OUR EXPENSES AND FORECAST OUR RESULTS.

Our sales cycles typically range from six to twelve months or more. It is therefore difficult to predict the quarter in which a particular sale will occur and to plan our expenses accordingly. The period between our initial contact with potential clients and their licensing of our products and services varies due to several factors, including:

     o    the complex nature of our products and services;

     o    our clients' budget cycles;

     o    approval processes at municipalities and other government entities;

     o    our clients' internal evaluation and approval requirements; and

     o our clients' delays of licensing due to announcements or planned introductions of new products or services by our competitors.

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Any delay or failure to complete sales in a particular  quarter could reduce our revenue in that quarter, as well as subsequent quarters over which revenue or the license would likely be recognized. If our sales cycles unexpectedly lengthen in general or for one or more large engagements, it would delay our receipt of the related revenue. If we were to experience a delay of several weeks or longer on a large engagement, it could harm our ability to meet our forecasts for a given quarter.

OUR NEW PRODUCTS MIGHT NOT ACHIEVE MARKET ACCEPTANCE.

The market for our products is still emerging. The rate at which businesses and government entities have adopted our products has varied significantly by market and by product within each market, and we expect to continue to experience variations in the degree to which our products are accepted. Our ability to grow will depend on the extent to which our potential customers accept our products. This acceptance may be limited by:

     o The failure of prospective customers to conclude that adaptive, pattern-recognition or video-based solutions are valuable and should be acquired and used;

     o The reluctance of our prospective customers to replace their existing solutions with our products;

     o    Marketing efforts of our competitors; and

     o The emergence of new technologies that could cause our products to be less competitive or obsolete.

Because the market for our products is still in a relatively early stage of development, we cannot assess the size of the market accurately, and we have limited insight into trends that may emerge and affect our business. For example, we may have difficulty in predicting customer needs, in developing products that could address those needs and in establishing a distribution strategy for these products. We may also have difficulties in predicting the competitive environment that will develop.

OUR INTELLECTUAL PROPERTY MIGHT NOT BE PROTECTIBLE, AND, IF WE FAIL TO PROTECT AND PRESERVE OUR INTELLECTUAL PROPERTY, WE MAY LOSE AN IMPORTANT COMPETITIVE ADVANTAGE.

We rely on a combination of copyright, trademark, patent, and trade-secret laws, employee and third-party nondisclosure agreements, and other arrangements to protect our proprietary rights. Despite these precautions, it may be possible for unauthorized third parties to copy our products or obtain and use information that we regard as proprietary to create products that compete against ours. In addition, some license provisions protecting against unauthorized use, copying, transfer, and disclosure of our licensed programs may be unenforceable under the laws of certain jurisdictions and foreign countries. In addition, the laws of some countries do not protect proprietary rights to the same extent as do the laws of the United States. To the extent that we increase our international activities, our exposure to unauthorized copying and use of our products and proprietary information will increase. The scope of United States patent protection in the software industry is not well defined and will evolve as the United States Patent and Trademark Office grants additional patents. Because some patent applications in the United States are not publicly disclosed until the patent is issued or 18 months after the filing date, applications may exist that would relate to Nestor and NTS products and that are not publicly accessible. Moreover, a patent search has not been performed in an attempt to identify patents applicable to the business of Nestor and/or NTS and, even if such a search were conducted, all patents applicable to the business might not be located.

WE ARE AT RISK OF CLAIMS THAT OUR PRODUCTS OR SERVICES INFRINGE THE PROPRIETARY RIGHTS OF OTHERS.

Given our ongoing efforts to develop and market new technologies and products, we may from time to time be served with claims from third parties asserting that our products or technologies infringe their intellectual property rights. If, as a result of any claims, we were precluded from using technologies or intellectual property rights, licenses to the disputed third-party technology or intellectual property rights might not be available on reasonable commercial terms, or at all. We may initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation, either as plaintiff or defendant, could result in significant expense and divert the efforts of our technical and management personnel from productive tasks, whether or not litigation is resolved in our favor. An adverse ruling in any litigation might require us to pay substantial damages, to discontinue our use and sale of infringing products and to expend significant resources in order to develop non-infringing technology or obtain licenses to infringing technology. A court might also invalidate our patents,


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trademarks or other  proprietary  rights. A successful claim against us, coupled with our failure to develop or license a substitute technology, could cause our business, financial condition and results of operations to be adversely affected. As the number of software products increases and the functionality of these products further overlaps, we believe that our risk of infringement claims will increase.

IF WE ARE UNABLE TO SAFEGUARD THE INTEGRITY, SECURITY AND PRIVACY OF OUR DATA OR OUR CLIENTS' DATA, OUR REVENUE MAY DECLINE, OUR BUSINESS COULD BE DISRUPTED AND WE MAY BE SUED.

We need to preserve and protect our data and our clients' data against loss, corruption and misappropriation caused by system failures and unauthorized access. We could be subject to liability claims by individuals whose data resides in our databases for misuse of personal information, including unauthorized marketing purposes. These claims could result in costly litigation. Periodically, we have experienced minor systems errors and interruptions, including Internet disruptions, which we believe may occur periodically in the future. A party who is able to circumvent our security measures could misappropriate or destroy proprietary information or cause interruptions in our operations. We may be required to make significant expenditures to protect against systems failures or security breaches or to alleviate problems caused by any failures or breaches. Any failure that causes the loss or corruption of, or unauthorized access to, this data could reduce client satisfaction, expose us to liability and, if significant, could cause our revenue to decline.

NESTOR'S GROWTH STRATEGY INVOLVES NUMEROUS RISKS AND CHALLENGES

Nestor has expanded and may seek to continue to expand its operations through the acquisition of additional businesses that complement its core skills and have the potential to increase its overall value. Nestor's future growth may depend, in part, upon the continued success of its acquisition strategy. Nestor may not be able to successfully identify and acquire, on favorable terms, compatible businesses. Acquisitions involve many risks, which could have a material adverse effect on Nestor's business, financial condition and results of operations, including:

     o Acquired businesses may not achieve anticipated revenues, earnings or cash flow;

     o Integration of acquired businesses and technologies may not be successful and Nestor may not realize anticipated economic, operational and other benefits in a timely manner, particularly if Nestor acquires a business in a market in which Nestor has limited or no current expertise or with a corporate culture different from Nestor's;

     o Potential dilutive effect on Nestor's stockholders from continued issuance of Common Stock as consideration for acquisitions;

     o Adverse effect on net income of impairment charges related to goodwill and other intangible assets and other acquisition-related charges, costs and expenses on net income;

     o Competing with other companies, many of which have greater financial and other resources to acquire attractive companies makes it more difficult to acquire suitable companies on acceptable terms; and

     o Disruption of Nestor's existing business, distraction of management and other resources and difficulty in maintaining Nestor's current business standards, controls and procedures.


RISKS RELATED TO OUR BUSINESS
-----------------------------

WE FACE SUBSTANTIAL COMPETITION, WHICH MAY RESULT IN OTHERS DEVELOPING PRODUCTS AND SERVICES MORE SUCCESSFULLY THAN WE DO.

Many applications software vendors offer products that are directly competitive with CrossingGuard(R) and our other products. Many of our current and potential competitors have significantly greater financial, marketing, technical and other competitive resources than we do. Current and potential competitors may establish cooperative relationships with one another or with third parties to compete more effectively against us. It is also possible that new competitors may emerge and acquire market share.

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OUR FINANCIAL  RESULTS WILL DEPEND  SIGNIFICANTLY  ON OUR ABILITY TO CONTINUALLY
DEVELOP PRODUCTS AND TECHNOLOGIES.

The markets for which our products and technologies are designed are intensely competitive and are characterized by short product lifecycles, rapidly changing technology and evolving industry standards. As a result, our financial performance will depend to a significant extent on our ability to successfully develop and enhance our products. Because of the rapidly changing technologies in the businesses in which we operate, we believe that significant expenditures for research and development will continue to be required in the future. To succeed in these businesses, we must anticipate the features and functionality that customers will demand. We must then incorporate those features and functionality into products that meet the design requirements of our customers. The success of our product introductions will depend on several factors, including:

     o    Proper product definition;

     o    Timely completion and introduction of enhanced product designs;

     o    The  ability  of   subcontractors   and  component   manufacturers  to
          effectively design and implement the manufacture of new or enhanced products and technologies;

     o    The quality of our products and technologies;

     o    Product  and  technology   performance  as  compared  to  competitors'
          products and technologies;

     o    Market acceptance of the company's products; and

     o    Competitive pricing of products, services and technologies.

We must successfully identify product and service opportunities and develop and bring our products and technologies to market in a timely manner. We have in the past experienced delays in completing the development or the introduction of new products. Our failure to successfully develop and introduce new or enhanced products and technologies or to achieve market acceptance for such products and technologies may materially harm our business and financial performance.

WE MAY NOT BE ABLE TO OBTAIN ADEQUATE ADDITIONAL CAPITAL ON ACCEPTABLE TERMS, OR AT ALL.

We must raise capital through debt and/or equity financing for our operations. If adequate funds are not available on acceptable terms, our ability to continue as a going concern will be adversely affected. We may need to raise capital to:

     o    maintain current operations;

     o    fulfill current and future contracts;

     o support our expansion into other states, cities, and municipalities, as well as internationally;

     o    respond to competitive pressures; and

     o    acquire   complementary   businesses  or  technologies,   should  such
          opportunities arise.

Necessary funding may not be available on terms acceptable to us, or at all. If adequate funds are not available on acceptable terms, our ability to develop or enhance our products and services to take advantage of future opportunities or respond to competitive pressures would be significantly limited. This limitation could harm our business, operating results and financial condition.

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THE FAILURE OF OUR SUPPLIERS TO DELIVER  COMPONENTS,  EQUIPMENT AND MATERIALS IN
SUFFICIENT  QUANTITIES  AND  IN A  TIMELY  MANNER  COULD  ADVERSELY  AFFECT  OUR
BUSINESS.

Our business employs a wide variety of components, equipment and materials from a limited number of suppliers. To date, we have found that the components, equipment and materials necessary for the development, testing, production and delivery of our products and services have sometimes not been available in the quantities or at the times we have required. Although we make every effort to assure alternative sources are available if the need arises, our failure to procure components, equipment and materials in particular quantities or at a particular time may result in delays in meeting our customer's needs, which could have a negative effect on our revenues and results of operations.

OUR FINANCIAL CONDITION MAY BE ADVERSELY AFFECTED IF WE ARE UNABLE TO SECURE AND MAINTAIN FUTURE CONTRACTS WITH GOVERNMENT AGENCIES.

We have contracts with government agencies, which accounted for 100% of NTS's net revenues in 2001. Many of these contracts are subject to annual review and renewal by the government, and may be terminated at any time on short notice. Each government contract, option and extension is only valid if the government appropriates enough funds for expenditure on such contracts, options or extensions. Accordingly, we might fail to derive any revenue from sales of software to government agencies in any given future period. If government agencies fail to renew or terminate any of these contracts, it would adversely affect our business and results of operations.

WE ARE SUBJECT TO POTENTIAL PRODUCT LIABILITY CLAIMS THAT COULD RESULT IN COSTLY AND TIME-CONSUMING LITIGATION.

Although our license agreements typically contain provisions designed to limit our exposure to product liability claims, existing or future laws or unfavorable judicial decisions could negate these limitation of liability provisions. Any product liability claim brought against us, even if unsuccessful, would likely be time-consuming and costly, and potential liabilities could exceed our available insurance coverage.

THE FAILURE OF GOVERNMENTS TO AUTHORIZE THE TICKETING OF MOTORISTS BY MAIL MAY HINDER OUR GROWTH AND HARM OUR BUSINESS.

To date, fifteen states authorize law enforcement agencies to send summonses to traffic violators through the mail. It is uncertain at this time which additional states, if any, will authorize the use of the mail to prosecute traffic violators or if there will be other changes in the states that currently allow the practice. We could be subject to differing and inconsistent laws and regulations with respect to the services we offer. If that were to happen, we may find it necessary to eliminate, modify or cancel components of our services that could result in additional development costs and the possible loss of revenue. We cannot predict whether future legislative changes or other changes in the fourteen states or other states, in the administration of traffic enforcement programs, will have an adverse effect on our business.


RISKS RELATED TO NESTOR'S COMMON STOCK
--------------------------------------

OUR COMMON STOCK PRICE IS VOLATILE AND MAY DECLINE IN THE FUTURE.

The market price of our common stock has fluctuated significantly and may be affected by our operating results, changes in our business, changes in the industries in which we conduct business, and general market and economic conditions which are beyond our control. In addition, the stock markets in general have recently experienced extreme price and volume fluctuations. These fluctuations have affected stock prices of many companies without regard to their specific operating performance. These market fluctuations may make it difficult for shareholders to sell their shares at a price equal to or above the price at which the shares were purchased. In addition, if our results of operations are below the expectations of market analysts and investors, the market price of our common stock could be adversely affected.

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OUR BOARD OF DIRECTORS CAN, WITHOUT STOCKHOLDER APPROVAL,  CAUSE PREFERRED STOCK
TO BE ISSUED ON TERMS THAT ADVERSELY AFFECT COMMON STOCKHOLDERS.

Under our certificate of incorporation, our board of directors is authorized to issue up to 10,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by our stockholders. If the board causes any preferred stock to be issued, the rights of the holders of our common stock would be adversely affected. The board's ability to determine the terms of preferred stock and to cause its issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. We have no current plans to issue shares of preferred stock. In addition, Section 203 of the Delaware General Corporation Law restricts business combinations with any "interested stockholder" as defined by the statute. The statute may have the effect of delaying, deferring or preventing a change in control of our company.

OUR DIRECTORS, OFFICERS AND PRINCIPAL SHAREHOLDERS EXERCISE SIGNIFICANT CONTROL OVER THE BUSINESS AND AFFAIRS OF NESTOR.

Our directors, officers, and principal stockholders who own greater than 5% of the outstanding common stock, and entities affiliated with them, beneficially own over 50% of our common stock. These stockholders, acting together, will be able to exert substantial influence over all matters requiring approval by our stockholders. These matters include the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control, or impeding a merger, consolidation, takeover or business combination even if the transaction might be beneficial to our stockholders.

THE PRICE OF OUR COMMON STOCK MAY DECLINE BECAUSE A SUBSTANTIAL AMOUNT OF OUR COMMON STOCK IS AVAILABLE FOR TRADING IN THE PUBLIC.

Availability of shares of our common stock could depress the price of our common stock. A substantial amount of common stock is available for trading in the public market. The stock in the market may cause the price of our common stock to decline. In addition, if our stockholders sell substantial numbers of stock of our common stock in the public markets, the market price of our common stock could fall. These sales might also make it more difficult for us to sell equity or equity related securities at a time and price that we would deem appropriate. There are approximately 99,476,112 shares of our common stock outstanding as of February 28, 2003, and additionally, up to 87,332,000 shares may be issued in a closing of the Silver Star Partners I LLP investment in April 2003. The pending 1:10 stock split will reduce these numbers to 9,947,611 and 8,733,200, respectively. All of the stock issued is freely tradeable without restrictions or further registration under the Securities Act of 1933, unless shares of such stock are (i) subject to standstill agreements or similar restrictions, or (ii) held by any Nestor "affiliate" as that term is defined under the Securities Act of 1933, as amended. The term "affiliate" would generally include directors and executive officers of NTS.

OUR COMMON STOCK TRADES ON THE OTC BULLETIN BOARD AND MAY BE SUBJECT TO THE SEC'S "PENNY STOCK" RULES.

Our stockholders may find it difficult to buy, sell and obtain pricing information, as well as news coverage about our common stock because it is traded on the OTC Bulletin Board. Being traded on the OTC Bulletin Board, rather than on a national securities exchange, may lessen investors' interest in our securities generally and materially adversely affect the trading market and prices for those securities and its ability to issue additional securities or to secure additional financing. The price of our common stock could make it more difficult for shareholders to sell their shares. Our common stock will be subject to Rule 15g-9 under the Securities Exchange Act of 1934 as long as its price is less than $5.00 per share. The closing price on December 31, 2002 was $.04.

A low stock price could also cause our common stock to become subject to the SEC's "penny stock" rules and the Securities Enforcement and Penny Stock Reform Act of 1990. The penny stock rules impose additional sales practice requirements on broker-dealers who sell penny stock securities to people who are not established customers or accredited investors. For example, the broker must make a special suitability determination for the buyer and the buyer must be given written consent before the sale. The rules also require that the broker-dealer:

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     o    send buyers an SEC-prepared  disclosure schedule before completing the sale, disclose the broker's commissions and current quotations for the security;

     o disclose whether the broker-dealer is the sole market maker for the penny stock and, if so, the broker's control over the market; and

     o send monthly statements disclosing recent price information held in the customer's account and information on the limited market in penny stocks.

These additional burdens may discourage broker-dealers from effecting transactions in Nestor's common stock. Thus, if our common stock were to fall within the definition of a penny stock, our liquidity could be reduced, and there could be an adverse effect on the trading market in its common stock.

WE HAVE NOT PAID, AND DO NOT INTEND TO PAY, DIVIDENDS AND THEREFORE, UNLESS OUR COMMON STOCK APPRECIATES IN VALUE, OUR INVESTORS MAY NOT BENEFIT FROM HOLDING OUR COMMON STOCK.

We have not paid any cash dividends since inception. We do not anticipate paying any cash dividends in the foreseeable future. As a result, our investors will not be able to benefit from owning our common stock unless the market price of our common stock becomes greater than the basis that these investors have in their shares.


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